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                                                                    Exhibit (21)

                         SUBSIDIARIES OF THE REGISTRANT

The following subsidiary is incorporated in the State of Illinois and does business under its own name.

                              OAK BROOK BANK (100%)


The following subsidiary is a statutory trust created under the Connecticut Statutory Trust Act.

                          FOBB Statutory Trust I (100%)